Exhibit No. 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155418-01 on Form S-3 of our report dated March 2, 2009, relating to the financial statements and financial statement schedule of Florida Power Corporation d/b/a Progress Energy Florida, Inc. (PEF) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting principles in 2008, 2007 and 2006), appearing in this Annual Report on Form 10-K of PEF for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
March 2, 2009